Exhibit 16.1

April 2, 2008

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

RE:  Universal Fog, Inc.

We were terminated on March 28, 2008 as the independent registered public accounting firm of Universal Fog, Inc.

We have read the statements that we understand Universal Fog, Inc. will include under Item 4.01 of the Form 8-K report that it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants